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                            M-WAVE, INC. NOTIFIED OF
                         PROPOSAL TO NOMINATE DIRECTORS


     BENSENVILLE, ILL., NOVEMBER 19, 1998 - M-Wave, Inc. (NASDAQ: MWAV), a manufacturer of microwave printed circuit boards used in wireless communications, announced today that it has been notified that First Chicago Equity Corporation, the beneficial owner of 694,464 shares of the Company's common stock, intends to nominate Lawrence E. Fox and L. Christopher Saenger III to stand for election as directors at the Company's annual meeting of stockholders currently scheduled for December 9, 1998.

     Headquartered in the Chicago suburb of Bensenville, Ill., M-Wave is a manufacturer of microwave printed circuit boards worldwide through its wholly owned subsidiaries, Poly Circuits and PC Dynamics. M-Wave's products are used in a variety of industrial and military applications. The Company trades on the Nasdaq SmallCap market under the symbol "MWAV".